Exhibit 99.1



                             FFW CORP PRESS RELEASE


FOR MORE INFORMATION                                      FOR IMMEDIATE RELEASE
Contact:  Tim Sheppard, Treasurer                         Date: October 30, 2003
          at 260-563-3185 x228

                      FFW CORPORATION ANNOUNCES NET INCOME
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2003


     WABASH, INDIANA - - FFW Corporation (NASDAQ: FFWC), parent corporation of First Federal Savings Bank of Wabash, Indiana, announced operating results for the first fiscal quarter of 2004 ended September 30, 2003. Net income for the quarter ended September 30, 2003, was $602,000, a 4.5% increase from the $576,000 reported for the quarter ended September 30, 2002. Diluted net income per share for the first fiscal quarter of 2004 amounted to $0.45, up 7.1% from the $0.42 reported in the first fiscal quarter of 2003.

     The fiscal 2004's first quarter earnings represent a return on average shareholders' equity of 10.26% compared to 10.01% for the period ended September 30, 2002. Return on average total assets for the three-month period ended September 30, 2003 was 1.00% compared to 0.96% for the period ended September 30, 2002.

     The allowance for loan losses as a percentage of net loans receivable was 1.90% at September 30, 2003 compared to 2.01% at June 30, 2003 and 1.66% at September 30, 2002. Nonperforming assets at September 30, 2003 were $2.5 million compared to $2.7 million at June 30, 2003 and $3.0 million at March 31, 2003.

     As of September 30, 2003, FFWC's equity-to-assets ratio was 9.50% compared to 9.87% at June 30, 2003. Shareholders' equity was $22.7 million compared to $23.6 million at June 30, 2003. Total assets at September 30, 2003 were $239.4 million compared to $242.8 million at 2003 fiscal year end. Total deposits at September 30, 2003 were down $4.3 million over June 30, 2003 while total FHLB borrowings increased by $3.3 million.

     First Federal Savings Bank is a wholly owned subsidiary of FFW Corporation providing retail and small business financial services through its main office in Wabash and three banking centers located in North Manchester, South Whitley, and Syracuse, Indiana. Investment services including the purchase of stock, mutual funds and insurance products are offered through an affiliated company, FirstFed Financial Inc. The corporation's stock is traded on NASDAQ under the symbol "FFWC" and our website address is www.ffsbwabash.com.


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FFW Corporation                                                October 30, 2003

                                                          Unaudited
Selected balance sheet data:                              9/30/2003        6/30/2003
                                                          ---------        ---------
                                                               (In Thousands)
Total assets                                               $239,370         $242,771
Loans receivable                                            131,009          131,319
Allowance for loan loss                                       2,446            2,592
Securities available for sale                                89,272           89,637
Deposits                                                    159,185          163,446
Borrowings                                                   55,288           52,038
Stockholders' equity                                         22,731           23,640
Nonperforming assets *                                        2,511            2,742
Repossessed assets                                              769              126

                                                                 Unaudited
                                                             Three Months Ended
Selected Operating Data:                                  9/30/2003        9/30/2002
                                                          ---------        ---------
                                                                (In Thousands)
Total interest income                                        $3,159           $3,736
Total interest expense                                        1,571            2,022
                                                             ------            -----
     Net interest income                                      1,588            1,714
Provision for loan losses                                       210              225
                                                               ----             ---
     Net interest income after provision for loan losses      1,378            1,489
Net gain (loss) on sales of loans                               271              180
Net gain (loss) on sales of securities                            4                1
Other non-interest income                                       283              303
Other non-interest expenses                                   1,240            1,197
                                                             ------            -----
     Income before income taxes                                 696              776
Income tax expense                                               94              200
                                                                ---             ---
     Net income                                                $602             $576
                                                              =====             ====

Earnings per common & common equivalent shares
Primary                                                       $0.46            $0.42
Fully diluted                                                 $0.45            $0.42
Dividend paid per share                                       $0.16            $0.15
Average shares outstanding                                1,304,567        1,364,507
Shares outstanding end of period                          1,292,229        1,356,775

Supplemental data:
Net interest margin **                                        2.82%            3.01%
Return on average assets ***                                  1.00%            0.96%
Return on average equity ***                                 10.26%           10.01%

* Includes non-accruing loans, accruing loans delinquent more than 90 days and foreclosed assets

**   Yields reflected have not been computed on a tax equivalent basis

***  Annualized

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